Exhibit 10.4

SHIFT TECHNOLOGIES, INC.

2020 OMNIBUS EQUITY COMPENSATION PLAN

RSU GRANT AGREEMENT

THIS AGREEMENT (this “Agreement”), dated April 5, 2021 (the “Date of Grant”), between Shift Technologies, Inc., a Delaware corporation (the “Company”), and George Arison (“Grantee”), is made pursuant and subject to the provisions of the Company’s 2020 Omnibus Equity Compensation Plan (the “Plan”), a copy of which has been made available to the Grantee. This Agreement is made as a modification of that certain RSU Agreement dated February 2, 2021, between the Company and Grantee (the “Original Agreement”), to reflect the grant of replacement awards that were rescinded and canceled by an amendment to the Original Agreement entered into between the Company and Grantee on the date hereof. All capitalized terms used herein that are not otherwise defined in this Agreement have the same meaning given to them in the Plan.

1. Award. Subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the Company hereby grants the Grantee 1,044,272 restricted Stock Units (“RSUs”), subject to the vesting terms set forth in Section 2 below. Subject to the provisions of this Agreement and the Plan, each vested RSU represents the right to receive one (1) share of Stock. The RSUs shall apply only with respect to a whole number of shares of Stock.

2. Vesting. The RSUs shall vest based on the passage of time (“Time RSUs”). The Time RSUs shall vest in accordance with the vesting schedule below. The “Vesting Commencement Date” shall be October 13, 2020.

(a) Time RSUs.

(i) The Time RSUs shall vest, subject to the Grantee’s continuous employment with the Company (or an Affiliate of the Company) through the applicable vesting date, as follows:

92,937	Jul. 12, 2022
190,267	Oct. 12, 2022
95,133	Jan. 12, 2023
95,134	Apr. 12, 2023
95,133	Jul. 12, 2023
95,134	Oct. 12, 2023
95,133	Jan. 12, 2023
95,134	Apr. 12, 2023
95,133	Jul. 12, 2023
95,134	Oct. 12, 2023

(ii) From and after the Vesting Commencement Date through the date on which the Time RSUs become fully vested pursuant to subparagraph (i) above, the unvested portion of the grant of Time RSUs remains subject to forfeiture in accordance with the terms of Section 3 hereof.

(b) Change of Control. Time RSUs that are outstanding and unvested as of the date of Change of Control shall become vested immediately prior to such Change of Control.

3. Termination of Service. When a Grantee’s employment with the Company (or an Affiliate of the Company) terminates, any outstanding and unvested Time RSUs shall immediately terminate and become null and void.

4. Settlement. During the first open trading window of the Company following the end of each calendar quarter (i.e., March 31, June 30, September 30, December 31), the Company shall deliver to the Grantee one (1) share of Stock in settlement of each RSU that became vested during such calendar quarter, except that, any RSUs that vest on or before December 31, 2021, shall be settled during the first open trading window of the Company following December 31, 2021, provided that, in no event (i) will an RSU be settled later than March 15 of the year following the year in which such RSU vested, nor (ii) will the Grantee be permitted, directly or indirectly, to specify the taxable year of delivery of any RSU subject to this Agreement.

5. Delivery of Stock. Certificates or evidence of book-entry shares representing the Stock issued upon settlement of RSUs pursuant to Section 4 of this Agreement will be delivered to or otherwise made available to the Grantee (or, at the discretion of the Grantee, joint in the names of the Grantee and the Grantee’s spouse) or to the Grantee’s nominee at such person’s request. Delivery of shares of Stock under this Agreement will comply with all applicable laws (including, the requirements of the Exchange Act), and the applicable requirements of any securities exchange or similar entity.

6. Shareholder Rights. An RSU is not a share of Stock, and thus, the Grantee will have no rights as a stockholder with respect to the RSUs.  Dividend Equivalents shall accrue on shares underlying the RSUs awarded hereunder and such dividends will be paid to Grantee upon the vesting of such RSUs.

7. Transferability. The RSUs subject to this Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered before they vest in accordance with Section 2. After such RSUs vest and are settled in accordance with Sections 2 and 4, no sale or disposition of such shares shall be made in the absence of an effective registration statement under the Exchange Act with respect to such shares unless an opinion of counsel satisfactory to the Company that such sale or disposition will not constitute a violation of the Exchange Act or any other applicable securities laws is first obtained.

8. Change in Capital Structure. The terms of this Agreement, including the number of shares of Stock subject to this RSU shall be adjusted as the Administrator determines is equitably required in the event the Company effects one or more stock dividends, spinoffs, recapitalizations, stock splits, combinations, exchanges or consolidations of shares or other similar changes in capitalization.

9. Withholding.

(a) The Grantee understands that when the RSUs are settled in accordance with Section 4, the Grantee will be obligated to recognize income, for Federal, state and local income tax purposes, as applicable, in an amount equal to the Fair Market Value of the share of Stock as of such date, and the Grantee is responsible for all tax obligations that arise in connection with the RSUs.

(b) Whenever shares of Stock are to be issued upon settlement of the RSUs, the Grantee shall assume sole responsibility for discharging all tax and other obligations associated therewith. The Company has no duty or obligation to minimize the tax consequences to the Grantee and will not be liable to the Grantee for any adverse tax consequences arising in connection with this Award. The Grantee agrees to indemnify the Company against any non-U.S., U.S. federal, state and local withholding taxes for which the Company may be liable in connection with the Grantee’s acquisition, ownership or disposition of any shares of Stock.

(c) In its sole discretion, the Administrator of the Plan may permit the Grantee to satisfy the Company’s tax withholding obligation with respect to RSUs settled in Stock by having shares withheld in accordance with Section 16(b) of the Plan. The elections described in this subsection (c) must be in a form and manner prescribed by the Administrator and may be subject to the prior approval of the Administrator.

10. Compliance with Section 409A of the Code. It is the intention of the Company that the Award and Plan are intended either to provide compensation that is exempt from Section 409A of the Code and the rules, regulations and other authorities promulgated thereunder (including the transition rules thereof) (collectively, “Section 409A”), (by reason of being a short-term deferral) or that is nonqualified deferred compensation that is compliant in all regards with the requirements of Code Section 409A, and all provisions of this Agreement will be construed and interpreted in a manner consistent with this intent. If the Grantee is a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of the Grantee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h) and without regard to any alternative definition thereunder), then the issuance of any shares of Stock that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the earlier of: (i) the fifth business day following the Grantee’s death, or (ii) the date that is six (6) months and one day after the date of the separation from service, with the balance of the shares of Stock issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares of Stock is necessary to avoid the imposition of adverse taxation on the Grantee in respect of the shares of Stock under Section 409A. Each installment of shares of Stock that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

11. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan mean the Plan as in effect on the date hereof.

12. Grantee Bound by Plan. The Grantee hereby acknowledges that a copy of the Plan has been made available to him or her and agrees to be bound by all the terms and provisions thereof.

13. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the successors of the Grantee and any transferee of the Grantee in accordance with Section 7 and the successors of the Company.

14. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

15. Acceptance. The Grantee must accept the RSUs and agree to the terms and conditions of the RSUs as set forth in the Plan and this Agreement, by electronically accepting this Agreement immediately following the Date of Grant on E*Trade (or such other service as the Company may use from time to time).

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

SHIFT TECHNOLOGIES, INC.

By:	/s/ Tobias Russell
Signature

Name:	Tobias Russell

Title:	Co-Chief Executive Officer

Date:	April 5, 2021

I hereby accept this Grant and I agree to be bound by the terms of the Plan and this Grant. I further agree that all of the decisions and interpretations of the Company with respect thereto shall be final and binding.

GRANTEE:

By:	/s/ George Arison
Signature

Name:	George Arison
Print Name

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